Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2021 First Quarter Results

•	First quarter fiscal 2021 sales of $16.7 million, reflects average operating capacity of 50% due to Company’s response to the COVID-19 pandemic

•	Net loss of $0.18 per share result of dramatic decline in throughput

•	Backlog of $107.2 million comprised of 51% from defense industry

•	Fiscal 2021 revenue guidance of $90 million to $95 million from expected improved performance for remainder of fiscal 2021

BATAVIA, NY, July 30, 2020 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and defense industries, today reported financial results for its first quarter ended June 30, 2020. Graham’s current fiscal year ends March 31, 2021 (“fiscal 2021”). Financial results for its fiscal year ended March 31, 2020 (“fiscal 2020”) include the commercial nuclear utility business, which was divested on June 24, 2019 (the “divested business”).

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Our first quarter was heavily impacted by the COVID-19 pandemic, the economic downturn it generated and the effect of the actions we implemented to provide for the safety of our employees and our community. Our team has been resilient and, although we began the quarter at just 10% of normal staffing capacity, we successfully increased gradually back to normal capacity by early June. We averaged about 50% of normal staffing capacity during the quarter because of our proactive response to the COVID-19 pandemic. As a result, our margins and bottom line were heavily impacted.”

Mr. Lines continued, “As we think about fiscal 2021, our expectation is that our second quarter will improve sequentially. Due to the timing of backlog conversion, we expect the back half of fiscal 2021 to be significantly better than the first half generating a larger contribution of total expected revenue. Approximately 60% of our backlog will convert to revenue this fiscal year, which reinforces our guidance. In addition, we are encouraged by the pipeline activity that we are addressing in both the defense industry and emerging markets, specifically India. Despite challenging energy and petrochemical markets, we believe that our opportunities in the defense industry will enable our backlog to grow in fiscal 2021 which will position us well for a stronger fiscal 2022.”

First Quarter Fiscal 2021 Sales Summary

(Compared with the prior-year period unless noted otherwise. See accompanying financial tables for a breakdown of sales by industry and region)

Net sales were $16.7 million compared with $20.6 million in the first quarter of fiscal 2020. Revenue declined due to the impact of the COVID-19 pandemic. The effect on sales from limited manufacturing capacity was somewhat offset by the completion of a project based in China that had been delayed from the fourth quarter of fiscal 2020 into the first quarter of fiscal 2021 due to the COVID-19 pandemic in China. This project represented nearly 30% of sales in the quarter.

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Sales to the defense markets were up $1.4 million to $3.5 million and represented 21% of total sales. Sales to the chemical/petrochemical market increased $0.9 million to $8.0 million. Sales to the refining market declined $4.8 million to $2.7 million and sales to other commercial markets were down $1.4 million to $2.5 million.

From a geographic perspective, domestic sales were 56% of total sales compared with 70% in the first quarter of fiscal 2020. International sales were 44% of total sales, compared with 30% in the prior-year period.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve-month basis.

First Quarter Fiscal 2021 Performance Review*(Compared with the prior-year period unless noted otherwise)

($ in millions except per share data)	Q1 FY21	Q1 FY20	Change
Net sales	$16.7	$20.6	$(3.9)
Gross profit	$1.6	$4.7	$(3.1)
Gross margin	9.4%	22.9%
Operating loss	$(2.3)	$(0.4)	$(1.9)
Operating margin	(14.0%)	(1.8%)
Net (loss) income	$(1.8)	$0.1	$(1.9)
Diluted EPS	$(0.18)	$0.01
EBITDA	$(1.8)	$0.2	$(2.0)
EBITDA margin	-10.7%	1.0%

*

Graham believes that EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation, and amortization), and EBITDA margin (EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached table on page 8 for additional important disclosures regarding Graham’s use of EBITDA and EBITDA margin as well as the reconciliation of net income to EBITDA.

Gross margin was 9.4% due to low volume and the continuation of wages and benefits throughout the COVID-19-related capacity reductions.

Selling, general and administrative (“SG&A”) expenses, excluding amortization, were down $0.7 million, or 14%, to $3.9 million in the first quarter of fiscal 2021. The prior-year’s quarter included $0.6 million for the divested business. SG&A, excluding amortization, as a percent of sales for the three-month periods ended June 30, 2020 and 2019 were 23% and 22%, respectively.

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Strong Balance Sheet with Ample Liquidity

Cash, cash equivalents and investments at June 30, 2020 were $67.2 million, compared with $73.0 million on March 31, 2020.

Net cash used by operating activities for the first quarter of fiscal 2021 was $4.4 million, comparable with $4.8 million of cash used for the first quarter of fiscal 2020.

Capital spending was $0.3 million, similar to the prior-year period. The Company expects capital expenditures for fiscal 2021 to be between $2.0 million and $2.5 million, of which 80% to 85% is expected to be for machinery and equipment and the remainder to be used for other items.

Dividend payments were $1.1 million and $1.0 million in the first quarter of fiscal 2021 and fiscal 2020, respectively.

As of June 30, 2020, Graham had no debt, $14.9 million of outstanding letters of credit and approximately $24.1 million of availability on its lines of credit.

Orders and Backlog

Orders for the quarter were $11.5 million, down $3.6 million compared with the prior year’s quarter. Orders in the first quarter of fiscal 2020 included $3.0 million related to the divested business.

The COVID-19 pandemic impacted capital spending decisions by Graham’s customers, primarily in North America, during the quarter. As a result, chemical and petrochemical orders were down $5.5 million. However, refining orders increased $5.8 million, reflecting demand in China. Defense orders were down $1.2 million because of timing related to the release of projects. We believe that the pipeline of available opportunities in the defense industry is strong, although the timing of orders in this industry can be variable.

Domestic orders were 28% of total net orders in the first quarter of fiscal 2021 and were 74% in the same prior-year period.

Backlog at the end of the first quarter of fiscal 2021 was $107.2 million, compared with $112.4 million at March 31, 2020. The decline reflects first quarter order levels and one project valued at $0.7 million that was cancelled in the quarter. At quarter end, two projects totaling $0.6 million were on hold.

Backlog by industry at March 31, 2020 was approximately:

•	51% for U.S. Navy projects

•	34% for refinery projects

•	12% for chemical/petrochemical projects

•	3% for other industrial applications

The Company expects 60% to 65% of backlog to convert to revenue in the remaining three quarters of fiscal 2021 and that 70% to 75% of its backlog will convert to sales within the next 12 months.

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Fiscal 2021 Outlook

Graham is initiating guidance for fiscal 2021. This guidance is based on the assumption that Graham is able to operate its production facility at full capacity, have access to its global supply chain including its subcontractors and with minimal or no additional COVID-19 related disruptions or any other unforeseen events.

•	Revenue between $90 million and $95 million

•	Gross margin between 20% and 22%

•	SG&A expense between $17 million and $18 million

•	Effective tax rate of approximately 22%

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the first quarter of fiscal 2021, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Thursday, August 6, 2020. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13705872. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality.

Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, effects of the COVID-19 global pandemic, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness and

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

productivity, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, including, but not limited to, the extreme price volatility seen in the first six months of calendar year 2020, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China, India and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Christopher M. Gordon
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3748
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / cgordon@keiadvisors.com
FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Graham Corporation

First Quarter Fiscal 2021

Consolidated Statements of Operations - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended
	June 30,
	2020	2019	% Change
Net sales	$16,710	$20,593	(19%)
Cost of products sold	15,142	15,879	(5%)

Gross profit	1,568	4,714	(67%)
Gross margin	9.4%	22.9%
Other expenses and income:
Selling, general and administrative	3,902	4,556	(14%)
Selling, general and administrative – amortization	—	11	NA
Other expense	—	523	NA

Operating loss	(2,334)	(376)	NA

Operating margin	(14.0%)	(1.8%)
Other income	(55)	(87)	(37%)
Interest income	(94)	(399)	(76%)
Interest expense	5	3	67%

(Loss) Income before provision (benefit) for income taxes	(2,190)	107	NA
(Benefit) Provision for income taxes	(372)	25	NA

Net (loss) income	$(1,818)	$82	NA

Per share data:
Basic:
Net (loss) income	$(0.18)	$0.01	NA

Diluted:
Net (loss) income	$(0.18)	$0.01	NA

Weighted average common shares outstanding:
Basic	9,895	9,855
Diluted	9,895	9,858
Dividends declared per share	$0.11	$0.10

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Graham Corporation

First Quarter Fiscal 2021

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$41,069	$32,955
Investments	26,103	40,048
Trade accounts receivable, net of allowances ($47 and $33 at June 30 and March 31, 2020, respectively)	17,054	15,400
Unbilled revenue	15,683	14,592
Inventories	22,656	22,291
Prepaid expenses and other current assets	1,262	906
Income taxes receivable	975	485

Total current assets	124,802	126,677
Property, plant and equipment, net	17,323	17,587
Prepaid pension asset	3,670	3,460
Operating lease assets	206	243
Other assets	105	153

Total assets	$146,106	$148,120

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$33	$40
Accounts payable	9,713	14,253
Accrued compensation	4,551	4,453
Accrued expenses and other current liabilities	3,963	3,352
Customer deposits	31,082	26,983
Operating lease liabilities	137	153

Total current liabilities	49,479	49,234
Finance lease obligations	50	55
Operating lease liabilities	60	82
Deferred income tax liability	1,017	721
Accrued pension liability	774	747
Accrued postretirement benefits	562	557

Total liabilities	51,942	51,396

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 10,780 and 10,689 shares issued and 9,969 and 9,881 shares outstanding at June 30 and March 31, 2020, respectively	1,078	1,069
Capital in excess of par value	26,516	26,361
Retained earnings	88,474	91,389
Accumulated other comprehensive loss	(9,342)	(9,556)
Treasury stock (811 and 808 shares at June 30 and March 31, 2020, respectively)	(12,562)	(12,539)

Total stockholders’ equity	94,164	96,724

Total liabilities and stockholders’ equity	$146,106	$148,120

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Graham Corporation

First Quarter Fiscal 2021

Consolidated Statements of Cash Flows – Unaudited

(Amounts in thousands)

	Three Months Ended,
	June 30,
	2020	2019
Operating activities:
Net (loss) income	$(1,818)	$82
Adjustments to reconcile net (loss) income to net cash used by operating activities:
Depreciation	486	490
Amortization	—	11
Amortization of unrecognized prior service cost and actuarial losses	266	249
Equity-based compensation expense	164	88
Gain on disposal or sale of property, plant and equipment	(4)	—
Loss on sale of Energy Steel & Supply Co	—	87
Deferred income taxes	282	202
(Increase) decrease in operating assets:
Accounts receivable	(1,646)	3,088
Unbilled revenue	(1,091)	(2,323)
Inventories	(361)	552
Prepaid expenses and other current and non-current assets	(356)	(166)
Income taxes receivable	(490)	(187)
Operating lease assets	37	105
Prepaid pension asset	(210)	(218)
Increase (decrease) in operating liabilities:
Accounts payable	(4,430)	(5,565)
Accrued compensation, accrued expenses and other current and non-current liabilities	709	(1,005)
Customer deposits	4,094	(242)
Operating lease liabilities	(37)	(27)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	32	26

Net cash used by operating activities	(4,373)	(4,753)

Investing activities:
Purchase of property, plant and equipment	(338)	(294)
Proceeds from disposal of proprerty, plant and equipment	6	—
Proceeds from the sale of Energy Steel & Supply Co	—	602
Purchase of investments	(26,103)	(28,651)
Redemption of investments at maturity	40,048	32,595

Net cash provided by investing activities	13,613	4,252

Financing activities:
Principal repayments on finance lease obligations	(12)	(10)
Principal repayments on long-term debt	(4,599)	—
Proceeds from the issuance of long-term debt	4,599	—
Dividends paid	(1,097)	(988)
Purchase of treasury stock	(23)	(230)

Net cash used by financing activities	(1,132)	(1,228)

Effect of exchange rate changes on cash	6	(76)

Net increase (decrease) in cash and cash equivalents, including cash classified within current assets held for sale	8,114	(1,805)
Net decrease in cash classified within current assets held for sale	—	552

Net increase (decrease) in cash and cash equivalents	8,114	(1,253)
Cash and cash equivalents at beginning of year	32,955	15,021

Cash and cash equivalents at end of year	$41,069	$13,768

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Graham Corporation

First Quarter Fiscal 2021

EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended
	June 30,
	2020	2019
Net (loss) income	$(1,818)	$82
Net interest income	(89)	(396)
Income taxes	(372)	25
Depreciation & amortization	486	501

EBITDA	$(1,793)	$212

EBITDA margin %	-10.7%	1.0%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before net interest income, income taxes, depreciation, and amortization and EBITDA margin is defined as EBITDA as a percentage of sales. EBITDA and EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as EBITDA, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2021 First Quarter Results

July 30, 2020

Graham Corporation

First Quarter Fiscal 2021

Additional Information – Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q120	Q220	Q320	Q420	FY2020	Q121
	Total	Total	Total	Total	Total	Total
Orders	$15.1	$32.6	$20.0	$12.3	$80.0	$11.5
Backlog	$117.2	$127.8	$122.9	$112.4	$112.4	$107.2

SALES BY INDUSTRY FY 2021

($ in millions)

FY 2021	Q1 6/30/20	% of Total
Refining	$2.7	16%
Chemical/ Petrochemical	$8.0	48%
Defense	$3.5	21%
Other Commercial	$2.5	15%
Total	$16.7

SALES BY INDUSTRY FY 2020

($ in millions)

FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
Refining	$7.5	36%	$6.3	29%	$12.2	49%	$7.4	32%	$33.4	37%
Chemical/ Petrochemical	$7.1	35%	$10.5	48%	$6.2	24%	$7.1	31%	$30.9	34%
Defense	$2.1	10%	$2.6	12%	$4.3	17%	$5.6	24%	$14.6	16%
Other Commercial	$3.9	19%	$2.2	11%	$2.6	10%	$3.0	13%	$11.7	13%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

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Graham Corporation Reports Fiscal 2020 Third Quarter and Year-to-Date Results

January 29, 2020

Graham Corporation

First Quarter Fiscal 2021

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2021

($ in millions)

FY 2021	Q1 6/30/20	% of Total
United States	$9.4	56%
Middle East	$0.4	3%
Asia	$5.2	31%
Other	$1.7	10%
Total	$16.7

SALES BY REGION FY 2020

($ in millions)

FY 2020	Q1 6/30/19	% of Total	Q2 9/30/19	% of Total	Q3 12/31/19	% of Total	Q4 3/31/20	% of Total	FY2020	% of Total
United States	$14.4	70%	$15.7	73%	$13.4	53%	$14.5	63%	$58.0	64%
Middle East	$0.8	4%	$0.5	2%	$7.5	30%	$4.3	19%	$13.1	14%
Asia	$3.2	16%	$1.0	5%	$0.7	3%	$0.6	2%	$5.5	6%
Other	$2.2	10%	$4.4	20%	$3.7	14%	$3.7	16%	$14.0	16%
Total	$20.6		$21.6		$25.3		$23.1		$90.6

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